                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Univision Communications Inc.:

    As independent public accountants, we hereby consent to the use of our report included in this registration statement and to the incorporation by reference in this registration statement of our reports dated March 6, 1997 included in Univision Communication Inc.'s Form 10-K for the year ended December 31, 1996 and to the incorporation by reference of our report to The Univision Network Holding Limited Partnership dated February 15, 1996 (except with respect to the matters discussed in Note 10, as to which the date is June 17, 1996) included in Registration Statement file No. 333-6309 and to all references to our Firm included in this registration statement.

ARTHUR ANDERSEN LLP

Roseland, New Jersey
January 12, 1998